Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Zeo Energy Corp. for the year ended December 31, 2025 of our report dated March 31, 2026 included in its Registration Statements of Zeo Energy Corp. on Form S-8 (File No. 333-281906) relating to the consolidated financial statements for the year ended December 31, 2025 listed in the accompanying index.

/s/ TANNER LLP

Lehi, Utah

March 31, 2026